EXHIBIT 10.1
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                              EMPLOYMENT AGREEMENT

                EMPLOYMENT AGREEMENT (this "AGREEMENT"), effective as of November 21, 2005 (the "EFFECTIVE DATE"), by and between Duane Reade, Inc., a Delaware corporation (the "COMPANY"), and Richard W. Dreiling ("EXECUTIVE").

                WHEREAS, the Company desires to employ Executive and to enter into an agreement embodying the terms of such employment and considers it to be in its best interests and in the best interests of its stockholders to employ Executive during the term of this Agreement;

                WHEREAS, Executive desires to accept such employment with the Company and to enter into this Agreement; and

                WHEREAS, Executive is willing to accept employment on the terms hereinafter set forth in this Agreement.

                NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties hereby agree as follows:

                1. TERM OF EMPLOYMENT. Subject to the provisions of Section 10, this Agreement shall be effective for a term commencing on the Effective Date and ending on the fourth (4th) anniversary of the Effective Date (the "INITIAL TERM"); PROVIDED, HOWEVER, that such term shall be automatically extended for successive twelve (12) month periods (the Initial Term together with any extension shall be referred to hereinafter as the "EMPLOYMENT TERM") unless, no later than ninety
         (90) days prior to the expiration of the Initial Term or any extension thereof, either party hereto shall provide written notice to the other party hereto of its or his desire not to extend the term hereof ("NOTICE OF NONRENEWAL"), in which case Executive's employment hereunder shall terminate as of the expiration of the Employment Term unless earlier terminated in accordance with the provisions of Section 10.

                2.      POSITION.

                        (a) As of the Effective Date, Executive shall serve as the President and Chief Executive Officer of the Company. In such position, Executive shall have such authorities, responsibilities and duties customarily exercised by a person holding that position, including, without limitation, the authority and responsibility for the management, operation, strategic direction and overall conduct of the business of the Company. Executive shall report directly to the Board of Directors of the Company (the "BOARD").

                        (b) Executive shall become a member of the Board on the Effective Date. During the Employment Term, Executive will devote his entire business time and best efforts to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or

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                otherwise which would conflict with the rendition of such
                services without the prior written consent of the Board; PROVIDED, HOWEVER, that Executive may (i) serve as a director, trustee or officer or otherwise participate in not-for-profit educational, welfare, social, religious and civic organizations;
                (ii) with the prior approval of the Board, serve as a director of a for-profit business which does not compete with the Company or any of its subsidiaries or affiliates; and (iii) acquire passive investment interests in one or more entities which do not compete in any material manner with the Company or any subsidiary or affiliate thereof, to the extent that such other activities do not inhibit or interfere with the performance of Executive's duties under this Agreement, do not conflict with the written policies of the Company or any subsidiary or affiliate thereof which have been communicated to Executive, and do not exceed three percent (3%) of the outstanding equity interests of any such entity.

                        (c) Executive's primary office shall be located at the Company's executive headquarters, subject to travel on Company business as may be necessary or appropriate to the performance of Executive's duties and responsibilities hereunder.

                3. BASE SALARY. During the Employment Term, the Company shall pay Executive a base salary (the "BASE SALARY") at the annual rate of $825,000.00, payable in regular installments in accordance with the Company's usual payroll practices. From time to time, the Board may review and increase, but not decrease, Executive's Base Salary in its sole discretion based on Executive's performance.

                4.      BONUS.

                        (a) Commencing in 2006, during the Employment Term, Executive shall be afforded the opportunity to earn a cash bonus for each calendar year ending during the Employment Term, contingent upon the Company's achievement (as reasonably determined by the Board or a committee thereof) of certain specified target earnings before interest, taxes, depreciation and amortization (the "EBITDA TARGET") established prior to, or as soon as practicable after, each December 31st in respect of the fiscal year commencing thereafter, by the Board or a committee thereof in its discretion (but after consultation with Executive). Such bonus award shall be as follows: (i) 50% of Base Salary upon the Company's attainment of 95% of the EBITDA Target, and for each whole percentage increase above 95% and through 99% of the EBITDA Target, such amount shall be increased by 10% of Base Salary, (ii) 100% of Base Salary upon the Company's attainment of 100% of the EBITDA Target, and for each whole percentage increase above 100% and through 104% of the EBITDA Target, such amount shall be increased by 10% of Base Salary, and (iii) 150% of Base Salary upon the Company's attainment of 105% or greater of the EBITDA Target (the "ANNUAL BONUS"). Notwithstanding the foregoing, the Annual Bonus in respect of the Company's fiscal year ending December 31, 2006 shall be no less than 100% of Base Salary (the "2006 ANNUAL BONUS"). The Annual Bonus shall be paid at the same time as

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                annual bonuses are paid to other senior executives of the
                Company. Other than as set forth in Section 10 below, Executive must remain employed with the Company at the time the Annual Bonus is paid in order to receive it.

                        (b) Within ninety (90) days following the Effective Date, the Company shall pay to Executive a one-time signing bonus of $330,000.00 (the "SIGNING BONUS"). Other than as set forth in Section 10 below, Executive must remain employed with the Company at the time the Signing Bonus is paid in order to receive it.

                5. STOCK OPTION GRANT. On the Effective Date, Executive shall be granted a nonqualified stock option (the "OPTION") under the Duane Reade Holdings, Inc. Management Stock Option Plan, effective as of July 30, 2004 (the "PLAN"), to purchase such number of shares of the common stock of Duane Reade Holdings, Inc. ("HOLDINGS"), par value $0.01 per share (the "COMMON STOCK"), equal to five percent (5%) of the outstanding Common Stock on a fully diluted basis as of the Effective Date, assuming conversion of all outstanding Holdings preferred stock to Common Stock and including all shares of Common Stock reserved for issuance under the Plan. The Option shall be granted pursuant to the Stock Option Agreement attached hereto as EXHIBIT A. Executive acknowledges and agrees that the grant of the Option is conditional upon and subject to Executive becoming a party to the "Stockholders Agreement" (as defined in the Plan).

                6. EMPLOYEE BENEFITS. Other than as specifically stated in this Agreement, Executive shall be provided with employee pension and welfare benefits on a comparable basis as such benefits are generally provided by the Company from time to time to the Company's other senior executives.

                7. REIMBURSEMENT OF BUSINESS EXPENSES. During the Employment Term, all reasonable business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company upon receipt of documentation of such expenses in a form reasonably acceptable to the Company, and otherwise in accordance with the Company's expense reimbursement policies.

                8. VACATION. Executive shall be entitled to five (5) weeks annual paid vacation.

                9. RELOCATION. Executive shall be employed at the Company's office in New York, New York. In connection with Executive's relocation from Pleasanton, California to the greater New York City metropolitan area (including New York, Connecticut and New Jersey ) (the "NEW YORK TRI-STATE AREA"), the following reasonable out-of-pocket costs and expenses shall be reimbursed by the Company in accordance with the Company's expense reimbursement policies as in effect from time to time. To the extent such reimbursements are taxable as compensation to Executive, the Company shall provide Executive with a gross up payment equal to the amount of all such taxes plus any taxes payable in connection with the gross up payment.

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                        (a)     Up to six (6) months of temporary housing costs
                for Executive, to a maximum of $5,000.00 per month;

                        (b) Travel expenses incurred by Executive and his spouse for the purpose of locating a new residence in the New York Tri-State Area (business class airfare);

                        (c) All closing costs incurred by Executive in connection with purchasing a new primary residence in the New York Tri-State Area;

                        (d) Costs incurred by Executive in transporting his household goods and personal effects from his primary residence in Pleasanton, California to the new primary residence in the New York Tri-State Area; and

                        (e) $30,000.00 to cover any costs and expenses incurred by Executive and his family in connection with relocating to the New York Tri-State Area other than those that are specifically reimbursable in accordance with the foregoing provisions of this Section 9.

                10.     TERMINATION. Notwithstanding any other provision of the
         Agreement:

                        (a) FOR CAUSE BY THE COMPANY OR WITHOUT GOOD REASON BY EXECUTIVE. The Employment Term, and Executive's employment hereunder, may be terminated at any time by the Company for "Cause" (as defined below) upon delivery of a "NOTICE OF TERMINATION" (as defined in Section 10(g)) by the Board to Executive. If Executive is terminated by the Company for Cause pursuant to this Section 10(a) or if Executive voluntarily resigns without "Good Reason" (as defined in Section 10(c) below), Executive shall be entitled to receive (i) as soon as reasonably practicable after his date of termination or such earlier time as may be required by applicable statute or regulation, his earned but unpaid Base Salary through the date of termination, (ii) payment in respect of any vacation days accrued but unused through the date of termination, to the extent provided by Company policy, and (iii) reimbursement for all business expenses properly incurred in accordance with Company policy prior to the date of termination and not yet reimbursed by the Company (the aggregate benefits payable pursuant to clauses (i), (ii) and (iii) hereafter referred to as the "ACCRUED OBLIGATIONS"), and except as provided herein he shall have no further rights to any compensation (including any Base Salary, Annual Bonus, 2006 Annual Bonus or Signing Bonus) or any other benefits under this Agreement. All other accrued and vested benefits, if any, due Executive following Executive's termination of employment pursuant to this Section 10(a) shall be determined and paid in accordance with the plans, policies and practices of the Company; PROVIDED, HOWEVER, that Executive shall not participate in any severance, separation pay or termination plan, policy or program of the Company.

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                For purposes of this Agreement, the following shall constitute
                "CAUSE" for termination: (i) Executive's conviction of, or pleading guilty to, a felony, (ii) intentional misconduct by Executive (including the commission by Executive of any act of fraud or embezzlement against the Company or any of its subsidiaries), which is materially injurious (or if known to the public could be materially injurious) to the reputation or financial interests of the Company, including without limitation, sexual or racial harassment of employees of the Company, its subsidiaries or of persons engaged in business with the Company or any of its subsidiaries, (iii) Executive's intentional material breach of any covenant, in this Agreement or otherwise, or Company policy regarding the protection of the Company's business interests, including, without limitation, covenants and policies addressing confidentiality and non-competition, or (iv) Executive's willful refusal to follow the lawful instructions of the Board after having received prior written notice of such refusal and Executive has not corrected such refusal (if capable of correction) within ten (10) days following Executive's receipt of such written notice.

                        (b) DISABILITY OR DEATH. The Employment Term, and Executive's employment hereunder, shall terminate immediately upon his death or, following delivery of a Notice of Termination by the Company to Executive, if Executive becomes physically or mentally incapacitated and is therefore unable for a period of ninety (90) consecutive days or one-hundred twenty (120) days during any consecutive six (6) month period to perform his duties with substantially the same level of quality as immediately prior to such incapacity (such incapacity is hereinafter referred to as "DISABILITY"). Following termination of Executive's employment hereunder for Disability or death, Executive or Executive's estate (as the case may be) shall be entitled to receive (i) within five (5) days following termination, the Accrued Obligations and (ii) subject to Sections 10(h) and 11(e), (A) within five (5) days following termination, any earned but unpaid Annual Bonus in respect of any of the Company's fiscal years preceding the fiscal year in which the termination occurs, (B) a pro-rated Annual Bonus in respect of the year of termination equal to the product of (x) the amount of Annual Bonus that would have been payable to Executive had his employment not so terminated based on the actual percentage attainment of that year's EBITDA Target and
                (y) a fraction, the numerator of which is the number of days elapsed in the calendar year in which such termination occurs through such termination and the denominator of which is 365, payable when such annual bonuses are paid to other senior executive officers of the Company (the "Pro-Rated Annual Bonus"); PROVIDED that if Executive's employment terminates in 2006, the Pro-Rated Annual Bonus shall only include such amount, if any, in excess of the guaranteed 2006 Annual Bonus, (C) any unpaid Signing Bonus, and (D) if unpaid, the guaranteed 2006 Annual Bonus. Except as provided herein, Executive or Executive's estate (as the case may be) shall have no further rights to any compensation (including any Base Salary or Annual Bonus) or any other benefits under this Agreement. All other accrued and vested benefits, if any, due Executive following Executive's termination for Disability or death shall be


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                determined in accordance with the plans, policies and practices of the Company; PROVIDED, HOWEVER, that Executive (or his estate, as the case may be) shall not participate in any severance, separation pay or termination plan, policy or program of the Company.

                        (c) WITHOUT CAUSE BY THE COMPANY OR FOR GOOD REASON BY EXECUTIVE. The Employment Term, and Executive's employment hereunder, may be terminated by the Company without Cause (other than by reason of Executive's Disability) following the delivery of a Notice of Termination to Executive or by Executive for "Good Reason" (as defined below) following the delivery of a Notice of Termination to the Company. If Executive's employment is terminated by the Company without Cause (other than by reason of Executive's Disability) or by Executive for Good Reason then Executive shall receive (i) within five (5) days following termination, the Accrued Obligations and (ii) subject to Sections 10(h) and 11(e), (A) within five (5) days following termination, any earned but unpaid Annual Bonus in respect of any of the Company's fiscal years preceding the fiscal year in which the termination occurs, (B) the Pro-Rated Annual Bonus,
                (C) any unpaid Signing Bonus, (D) if unpaid, the guaranteed 2006 Annual Bonus , (E) cash severance in the form of two (2) times the sum of (x) the Base Salary at the rate in effect at the time of termination and (y) the "Severance Bonus" (as defined below), payable in equal monthly installments over a period of twenty-four (24) months (the "SEVERANCE PERIOD") in accordance with the Company's usual payroll practices, with the first such installment to be paid on the first usual payroll date following Executive's termination of employment, and (F) continued participation in the health insurance benefits of the Company that are provided from time to time to employees of the Company during the Severance Period at the same cost to Executive as that charged to other active employees of the Company; PROVIDED, that the Company's obligation to provide health insurance benefits shall cease with respect to such benefits at the time Executive becomes eligible for such benefits from another employer. To the extent that the health insurance benefits provided for in this Section 10(c) are not permissible after termination of employment under the terms of the benefit plans of the Company then in effect (and cannot be provided through the Company's paying the applicable premium for Executive in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA")), the Company shall pay to Executive such amount as is necessary to provide Executive, after tax, with an amount equal to the cost of acquiring, for Executive and his spouse and dependents, if any, on a non-group basis, for the required period, those health insurance benefits that would otherwise be lost to Executive and his spouse and dependents as a result of Executive's termination, after taking into account any amount Executive would have to pay for such benefits had they been provided through the Company as described above. Notwithstanding the above, if necessary to avoid additional or accelerated taxation pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") in respect of payments to which Executive is entitled pursuant to this Section 10(c), Executive shall not receive such payments until the first regular payroll date which occurs at

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                least six months following the date of his termination, at which time Executive shall receive a single lump sum payment for all amounts that would have been payable in respect of the period preceding such date but for the delay imposed on account of
                Section 409A of the Code, and the remainder of such payments shall thereafter be paid in equal monthly installments for the remainder of the Severance Period. Except as provided herein, Executive shall have no further rights to any compensation (including any Base Salary or Annual Bonus) or any other benefits under this Agreement. All other accrued and vested benefits, if any, due Executive following a termination pursuant to this Section 10(c) shall be determined in accordance with the plans, policies and practices of the Company; PROVIDED, HOWEVER, that Executive shall not participate in any severance, separation pay or termination plan, policy or program of the Company.

                For purposes of this Agreement, the "SEVERANCE BONUS" shall mean:

                                (i)     if a termination under this Section
                        10(c) occurs prior to the Company's determination of the 2006 Annual Bonus, the target Annual Bonus for the year of termination;

                                (ii) if such termination occurs on or after the Company's determination of the 2006 Annual Bonus, but before the Company's determination of the Annual Bonus for the Company's 2007 fiscal year, the 2006 Annual Bonus; and

                                (iii) if such termination occurs on or after the Company's determination of the Annual Bonus for the 2007 fiscal year, the average of the Annual Bonus in respect of the two (2) years prior to such termination;

                PROVIDED, HOWEVER, that for the purposes of the preceding clauses (ii) and (iii), the 2006 Annual Bonus shall be determined based on the percentage of the EBITDA Target actually attained for the Company's 2006 fiscal year, without regard to the minimum guaranteed amount for 2006.

                For purposes of this Agreement, "GOOD REASON" shall mean:

                                (i)     the assignment to Executive of any
                        duties materially and adversely inconsistent with Executive's position as President and Chief Executive Officer, which results in a material and adverse change in Executive's status, offices or titles with the Company;

                                (ii) the failure of Executive to be elected or reelected to the Board; or

                                (iii) a reduction in Executive's Base Salary or Annual Bonus opportunity;

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                        PROVIDED, HOWEVER, that any event described in clause
                        (i) or clause (iii) shall not constitute Good Reason unless Executive has given the Company prior written notice of such event and the Company has not cured such event (if capable of cure) within (10) days following receipt of such notice. For avoidance of doubt, Good Reason shall not include the delivery of a Notice of Nonrenewal by the Company to Executive.

                        (d) NONRENEWAL BY THE COMPANY. The Employment Term, and Executive's employment hereunder, shall terminate at the end of the Employment Term following the delivery of a Notice of Nonrenewal by the Company to Executive. Upon such termination, Executive shall receive (i) the Accrued Obligations and (ii) subject to Sections 10(h) and 11(e), (A) cash severance in the form of two (2) times the Base Salary at the rate in effect at the time of termination, payable in equal monthly installments over the Severance Period in accordance with the Company's usual payroll practices, with the first such installment to be paid on the first usual payroll date following the date of such termination of employment, and (B) continued participation in the health insurance benefits of the Company that are provided from time to time to employees of the Company during the Severance Period at the same cost to Executive as that charged to other active employees of the Company; provided, that the Company's obligation to provide health insurance benefits shall cease with respect to such benefits at the time Executive becomes eligible for such benefits from another employer. To the extent that the health insurance benefits provided for in this
                Section 10(d) are not permissible after termination of employment under the terms of the benefit plans of the Company then in effect (and cannot be provided through the Company's paying the applicable premium for Executive in accordance with COBRA), the Company shall pay to Executive such amount as is necessary to provide Executive, after tax, with an amount equal to the cost of acquiring, for Executive and his spouse and dependents, if any, on a non-group basis, for the required period, those health insurance benefits that would otherwise be lost to Executive and his spouse and dependents as a result of Executive's termination, after taking into account any amount Executive would have to pay for such benefits had they been provided through the Company as described above. Except as provided herein, Executive shall have no further rights to any compensation (including any Base Salary or Annual Bonus) or any other benefits under this Agreement. All other accrued and vested benefits, if any, due Executive following a termination pursuant to this Section 10(d) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that Executive shall not participate in any severance, separation pay or termination plan, policy or program of the Company.

                        (e) TERMINATION IN CONNECTION WITH A CHANGE IN CONTROL. Notwithstanding anything contained in this Agreement to the contrary, if Executive's employment is terminated within twenty-four (24) months following a "CHANGE IN CONTROL" (as defined in the Stock Option Agreement attached hereto as EXHIBIT
                A) during the Employment Term by the Company without Cause or by

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                Executive for Good Reason, then, subject to Sections 10(h) and
                11(e), Executive shall be entitled to any and all of the payments and benefits set forth for such terminations in Section 10(c); PROVIDED, HOWEVER, that the cash severance payment described in clause (ii)(E) of Section 10(c) shall be payable in a single lump sum.

                        (f) EXCISE TAX GROSS-UP. The following provisions shall apply only at a time when the Company has stock which is "readily tradable on an established securities market or otherwise" (within the meaning of Section 280G(b)(5)(A)(ii)(I) of the Code):

                                (i)     If it is determined (as hereafter
                        provided) that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement of the Company, including without limitation any restricted stock, stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "PAYMENT"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto), or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "EXCISE TAX"), then Executive shall be entitled to receive an additional payment or payments (a "GROSS-UP PAYMENT") in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                                (ii)    Subject to the provisions of Section
                        10(f)(vi) of this Agreement, all determinations required to be made under this Section 10(f), including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally recognized firm of certified public accountants (the "ACCOUNTING FIRM") chosen by the Company. The Company shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Executive within fifteen (15) calendar days after the date of the event giving rise to the Payment or the date of Executive's termination of employment, if applicable, and any other such time or times as may be requested by the Company or Executive. If the Accounting Firm determines that any Excise Tax is payable by Executive, the Company shall pay the required Gross-Up Payment to Executive within five (5) business days after receipt of such determination and calculations. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall, at the same time as it makes such determination, furnish Executive

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                        with an opinion that he has substantial authority not to
                        report any Excise Tax on his federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which shall not have been made by the Company should have been made (an "UNDERPAYMENT"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 10(f)(vi) hereof and Executive thereafter is required to make a payment of any Excise Tax, Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, Executive within five (5) business days after receipt of such determination and calculations.

                                (iii)   The Company and Executive shall each
                        provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 10(f)(ii) of this Agreement.

                                (iv) The federal, state and local income or other tax returns filed by Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Executive. Executive shall make proper payment of the amount of any Excise Tax, and, at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service (the "IRS") and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, Executive shall, within five (5) business days pay to the Company the amount of such reduction.

                                (v) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 10(f)(ii) and Section 10(f)(iv) of this Agreement

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                        shall be borne by the Company and paid as incurred. If
                        such fees and expenses are initially advanced by Executive, the Company shall reimburse Executive the full amount of such fees and expenses within five (5) business days after receipt from Executive of a statement therefor and reasonable evidence of his payment thereof.

                                (vi) Executive shall notify the Company in writing of any claim by the IRS that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than ten (10) business days after Executive actually receives notice of such claim and Executive shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Executive). Executive shall not pay such claim prior to the earlier of (x) the expiration of the thirty (30) calendar-day period following the date on which he gives such notice to the Company and (y) the date that any payment of amount with respect to such claim is due. If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                                        (1)    provide the Company with any
                                written records or documents in his possession relating to such claim reasonably requested by the Company;

                                        (2)    take such action in connection
                                with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

                                        (3)    cooperate with the Company in
                                good faith in order effectively to contest such claim; and

                                        (4)    permit the Company to participate
                                in any proceedings relating to such claim;

                        PROVIDED, HOWEVER, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this
                        Section 10(f)(vi), the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 10(f)(vi) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided that Executive may participate therein at his own cost and expense) and may, at its option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, that if the Company directs Executive to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority.

                                (vii) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 10
                        (f)(vi) hereof, Executive receives any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 10(f)(vi) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 10(f)(vi) hereof, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial or refund prior to the expiration of thirty (30) calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Section 10(f).

                                (viii) If it is ultimately determined (by IRS private letter ruling or closing agreement, court decision or otherwise) that any Gross-Up Payments and/or advances and/or Underpayments and/or any other amounts paid or made by the Company pursuant to this Section 10(f) were not necessary to accomplish the purpose of this Section 10(f), Executive shall promptly cooperate with the Company to correct such overpayments (by way of assigning any refund to the Company as provided herein, by direct repayment or otherwise) in a manner consistent with the purpose of this Section 10(f), which is to protect Executive by making him whole, but not more than whole, on an after-tax basis, from the application of the Excise Tax.

                        (g) NOTICE OF TERMINATION. Any purported termination of employment by the Company or Executive shall be communicated by a written Notice of Termination to Executive or the Company, respectively, delivered in accordance with Section 13(j) hereof. For purposes of this Agreement, a "NOTICE OF TERMINATION" shall mean a notice which shall indicate the specific termination provision in the Agreement relied upon and the date of termination, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. The date of termination of Executive's employment shall be the date so stated in the Notice of Termination, which date shall be, in the event of a termination by Executive without Good Reason, no less than sixty (60), or in the event of a termination by Executive for Good Reason or by the Company without Cause, no less than thirty (30), days following the delivery of a Notice of Termination; PROVIDED, HOWEVER, that in the case of a termination of Executive's employment by the Company without Cause or by Executive for any reason, the Company may require during the notice period that Executive do no work for the Company and not appear at the Company's offices, and such action shall not be deemed Good Reason or otherwise a breach of this Agreement by the Company.

                        (h) RELEASE. Notwithstanding any other provision of this Agreement to the contrary, Executive acknowledges and agrees that any and all payments to which Executive is entitled under this Section 10 which are described as being subject to this Section 10(h) are conditioned upon and subject to Executive's execution of, and not having revoked within any applicable revocation period, a general release and waiver, in such reasonable and customary form as shall be prepared by the Company, of all claims Executive may have against the Company and its directors, officers, subsidiaries and affiliates, except as to (i) matters covered by provisions of this Agreement that expressly survive the termination of this Agreement (including rights to enforce this Agreement), (ii) rights to indemnification and insurance under the Charter, By-Laws and directors and officers insurance policies maintained by the Company and (iii) rights to which Executive is entitled by virtue of his participation in the employee benefit plans, policies and arrangements of the Company.

                11.     RESTRICTIVE COVENANTS.

                        (a) NON-COMPETITION; NON-SOLICITATION. At all times during the Employment Term and the Severance Period, or, in the event Executive's employment is terminated by the Company for Cause or by Executive without Good Reason, at all times during the period of two (2) years commencing on and following the date of such termination, Executive agrees that he will not, directly or indirectly, without the prior written consent of the Board, be employed by, or act as a consultant or lender to or in association with, or as a director, officer, employee, partner, owner, joint venturer, member or otherwise, of any person, firm, corporation, partnership, limited liability company, association or other entity that engages in the chain drug business in the greater New York metropolitan area (other than by beneficial ownership of up to 2% of the outstanding voting stock of a publicly-traded company that is or owns such a competitor). Executive further agrees that at all times during the Employment Term and for two
                (2) years following Executive's termination of employment with the Company for any reason, Executive will not directly or indirectly (i) solicit or hire or encourage the solicitation or hiring of any person who was an employee of the Company at any time on or after the date of such termination (unless more than six (6) months shall have elapsed between the last day of such person's employment by the Company and the first date of such solicitation or hiring) or (ii) induce or attempt to induce any employee of the Company to leave the employ of the Company or in any way interfere with the relationship between the Company and any employee thereof.

                        (b) NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. Executive recognizes that the services Executive performs for the Company are special, unique and extraordinary in that Executive may acquire confidential information, trade secrets or other competitive information concerning the operations of the Company, the use or disclosure of which could cause the Company substantial loss and damages which could not be readily calculated, and for which no remedy at law would be adequate. Accordingly, Executive agrees that Executive will not at any time during Executive's employment with the Company or thereafter, except in performance of Executive's obligations to the Company hereunder, disclose, either directly or indirectly, any Confidential Information (as hereinafter defined) that Executive may learn by reason of his association with the Company. The term "CONFIDENTIAL INFORMATION" shall mean any past, present or future confidential or secret plans, programs, documents, agreements, internal management reports, financial information or other material relating to the business, strategies, services or activities of the Company, including, without limitation, information with respect to the Company's operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, including leases, regulatory status, compensation paid to employees or other terms of employment, and trade secrets, market reports, customer investigations, customer lists and other similar information that is proprietary information of the Company. Notwithstanding the foregoing, Executive may disclose such Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company and/or its affiliates, as the case may be, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information; provided, further, that in the event that Executive is ordered by any such court or other government agency, administrative body or legislative body to disclose any Confidential Information, Executive shall (i) promptly notify the Company of such order,
                (ii) at the written request of the Company, diligently contest such order at the sole expense of the Company as expenses occur, and (iii) at the written request of the Company, seek to obtain, at the sole expense of the Company, such confidential treatment as may be available under applicable laws for any information disclosed under such order.

                        (c) MUTUAL NONDISPARAGEMENT. Executive agrees (whether during or after Executive's employment with the Company) not to make any public statements that disparage the Company or its subsidiaries or affiliates, the officers, directors, managers or shareholders of the Company or its subsidiaries or affiliates, or any products or services of the Company or its subsidiaries or affiliates; PROVIDED, that normal competitive statements made by Executive which do not cite or otherwise refer to Executive's employment by the Company shall not be subject to this Section 11(c). The Company shall instruct its directors and executive officers not to make any public statements, by press release or other formally released announcement, that disparage Executive. Notwithstanding the above, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 11(c).

                        (d) AFFILIATE TRANSACTIONS. Executive shall not cause, or to his knowledge allow, the Company to engage, directly or indirectly, in any transaction with any family member of Executive, or with any entity controlled, directly or indirectly, by Executive and/or his family members, in each case without the advance written consent of the Board.

                        (e) ENFORCEMENT. Executive hereby expressly acknowledges and agrees that the restrictions contained in this
                Section 11 are reasonable and necessary to protect the Company's legitimate interests, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of such restrictions will result in irreparable harm to the Company. Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief (without the necessity of proving actual damages) as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of the restrictions contained in Section 11, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In addition, the Company shall be entitled to immediately cease paying any amounts remaining due or providing any benefits to Executive pursuant to
                Section 10 upon a determination by the Board that Executive has violated any provision of Section 11; PROVIDED that any such withheld amounts and benefits shall be paid promptly following a subsequent determination by the Board or a tribunal with authority over such matter (which determination by a tribunal is final and not subject to further appeal, or as to which the time period to appeal has expired) that Executive had not in fact violated any provision of

                Section 11 during the time with respect to which such amount and/or benefits were withheld. Notwithstanding the provisions of
                Section 13(d), the Company and Executive agree irrevocably and unconditionally (i) that any legal proceeding arising out of
                Section 11 may be brought at the Company's election only in the United States District Court for the Southern District of New York or if such court will not accept jurisdiction, in any court of general jurisdiction in New York, or, if not in court, by arbitration in accordance with Section 13(c), (ii) to the non-exclusive jurisdiction of such court in any such proceeding, and (iii) to waive any objection to the laying of venue of any such proceeding in any such court. Executive and the Company also irrevocably and unconditionally consent to the service of any process, pleadings, notices or other papers in connection with any such proceeding.

                        (f) SURVIVABILITY. The duties and obligations of Executive to act or not act pursuant to this Section 11 shall survive the termination of this Agreement and Executive's employment hereunder for any reason, including, without limitation, any termination of Executive's employment by the Company without Cause or by Executive for Good Reason, or in connection with a Change in Control pursuant to Section 10(e).

                12. INDEMNIFICATION. The Company agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "PROCEEDING"), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by the Company's articles of incorporation or bylaws or resolutions of the Board, against all cost, expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity, with respect to acts or omissions which occurred prior to his cessation of employment with the Company, and shall inure to the benefit of Executive's heirs, executors and administrators.

                13.     MISCELLANEOUS.

                        (a) EXECUTIVE'S REPRESENTATIONS AND COVENANTS. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound; and (ii) Executive is not a party to or bound by an employment agreement, noncompete agreement or confidentiality agreement with any other person or entity which would interfere with the performance of his duties hereunder. Executive hereby covenants that he shall not use any confidential information or trade secrets of any person or party other than the Company and its subsidiaries and affiliates in connection with the performance of his duties hereunder.

                        (b) NO MITIGATION; OFFSET. In the event of any termination of Executive's employment hereunder, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement. Except as provided in Sections 10(c) and 10(d), there shall be no offset against any amounts due under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. The Company may offset any payments due Executive with any amounts owed to the Company by Executive at the time of the termination of Executive's employment for any reason and by any damages the Company realizes as a result of Executive's breach of any provision of this Agreement.

                        (c) RESOLUTION OF DISPUTES AND REIMBURSEMENT OF LEGAL COSTS. The Company and Executive agree that any controversy or claim arising out of or relating to this Agreement (other than a controversy under Section 11 of this Agreement (Restrictive Covenants)), or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules then in effect. Venue for any arbitration pursuant to this Agreement will lie in New York, New York. One of the arbitrators shall be appointed by the Company, one shall be appointed by Executive and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days following the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association and shall be experienced in the resolution of disputes under employment agreements for senior executives of major corporations. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. Unless otherwise awarded by the arbitrators, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys' fees and expenses) and shall share the fees of the American Arbitration Association and the arbitrators, if applicable, equally.

                        (d) GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT WILL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS OF ANY JURISDICTION

                WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF NEW YORK. ANY ACTION TO ENFORCE THIS AGREEMENT AND/OR THE EXHIBITS HERETO (OTHER THAN AN ACTION WHICH MUST BE BROUGHT BY ARBITRATION PURSUANT TO SECTION 13(c)) MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, A COURT SITUATED IN NEW YORK, NEW YORK. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.

                        (e) JURY TRIAL WAIVER. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR EXECUTIVE'S EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.

                        (f) ENTIRE AGREEMENT/AMENDMENTS. This Agreement, together with the Exhibits hereto, contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. Neither this Agreement nor the Exhibits hereto may be altered, modified, or amended except by written instrument signed by the parties hereto. Sections 11 and 12 shall survive the termination of Executive's employment with the Company, except as otherwise specifically stated therein.

                        (g) NO WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                        (h) SEVERABILITY. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

                        (i) SUCCESSORS. This Agreement is personal to Executive and shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, "COMPANY" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                        (j) NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, if sent by facsimile transmission or if mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via facsimile to the respective facsimile numbers, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; PROVIDED, HOWEVER, that (i) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (ii) notices sent by facsimile transmission shall be deemed given upon the sender's receipt of confirmation of complete transmission, and (iii) notices sent by United States registered mail shall be deemed given two days after the date of deposit in the United States mail.

                         If to the Company, to:

                            Duane Reade, Inc.
                            440 Ninth Avenue, Sixth Floor
                            New York, New York 10001
                            Attn: General Counsel

                         With a copy to:

                            Paul, Weiss, Rifkind, Wharton & Garrison LLP
                            1285 Avenue of the Americas
                            New York, New York 10019-6064
                            Fax:  212-492-0364
                            Attn: Michael J. Segal, Esq.

                         If to Executive, to such address as shall most currently appear on the records of the Company.


                        (k) WITHHOLDING. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

                        (l) LEGAL FEES. The Company shall reimburse the reasonable legal fees incurred by Executive in connection with the negotiation and preparation of this Agreement, computed at the regular hourly rates of Executive's counsel, upon the presentation to the Company of a reasonably detailed invoice therefor; PROVIDED that the amount of such reimbursement shall not exceed $50,000.00.

                        (m) COUNTERPARTS. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                                  EXECUTIVE


                                                  /s/ Richard W. Dreiling
                                                  ------------------------------
                                                  RICHARD W. DREILING



                                                  DUANE READE, INC.



                                                  By: /s/ Andrew J. Nathanson
                                                     ---------------------------
                                                     Name:
                                                     Title: